Exhibit 99.6
Old Line Bank Pro-Forma Capital Ratios

September 30, 2008	Actual	Adjustment	Pro Forma
Tier 1 Capital

Total Equity Capital	$31,938	$7,000	$38,938
Minus Unrealized Loss on AFS	(26)	-	(26)

Total Tier 1 Capital	31,964	7,000	38,964

Tier 2 Capital
Allowance for Loan Losses	1,916	-	1,916

Total Tier 2 Capital	33,880	7,000	40,880

QUARTERLY Average Total Assets	280,916	7,000	287,916

Risk Weighted Assets	236,315	-	236,315

Ratios

Total Capital to Risk Weighted Assets
Consolidated Total Risk Based	14.34%		17.30%

Tier 1 Capital to Risk Weighted Assets
Consolidated Risk Based Capital	13.53%		16.49%

Tier 1 Capital to Average Assets
Consolidated Leverage Ratio	11.38%		13.53%

ENDNOTES:
We used the following assumptions in the pro forma financial statements:

1)	$7 million proceeds invested in available for sale mortgage backed securities until deployed into new loan fundings.
2)	Estimated fair value of preferred stock determined using present value with a 9% discount rate and a 5 year expected life.
3)	Estimated fair value of warrants determined using the Black-Scholes method with a 24.66% volatility derived from historical stock price, 3.35% interest rate and 1.60% continuous yield.
4)	Earnings from $7 million investment in mortgage backed securities with a 4.2% interest rate.
5)	39.445% tax rate.
6)	5.0% dividend payment and expected 5 year life of warrants.
7)	Net income available for shareholders divided by weighted average number of shares.
8)	Net income available for shareholders divided by weighted average number of dilutive shares.
9)	Warrant strike price $7.40. Stock price at period end $7.75.
10)	15% of Tier II Capital.